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As filed with the Securities and Exchange Commission on February 2, 2004

Registration No. 333-109902

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	54-1708481 (I.R.S. Employer Identification No.)

1700 OLD MEADOW ROAD, SUITE 300
MCLEAN, VIRGINIA 22102
(703) 902-2800
(Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)

K. PAUL SINGH
CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
1700 OLD MEADOW ROAD, SUITE 300
MCLEAN, VIRGINIA 22102
(703) 902-2800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

BRIAN J. LYNCH, ESQ.
COOLEY GODWARD LLP
ONE FREEDOM SQUARE
11951 FREEDOM DRIVE
RESTON, VIRGINIA 20190
TEL: (703) 456-8000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Subject To Completion, Dated February 2, 2004

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

$132,000,000

3 3/4% Convertible Senior Notes due September 15, 2010 and
Shares of Common Stock Issuable upon Conversion of the Notes

        This prospectus covers resales by selling securityholders of our 3 3/4% convertible senior notes due September 15, 2010 (the "notes") and shares of our common stock into which the notes are convertible.

        The holders of the notes may convert the notes into shares of our common stock at any time at a conversion price of $9.3234 per share which is equivalent to a conversion rate of 107.257 shares per each $1,000 principal amount of notes, subject to adjustment in specified events.

        We will pay interest on the notes on March 15 and September 15 of each year. The first interest payment will be made on March 15, 2004.

        Upon the occurrence of a change of control, holders of the notes may require us to repurchase some or all of their notes for cash, common stock or a combination of cash and common stock.

        The notes are our senior unsecured obligations and rank equally in right of payment with all of our existing and future senior debt and senior in right of payment to all of our existing and future subordinated debt. The notes are effectively subordinated to all of our existing and future secured debt to the extent of the value of the collateral securing such debt and structurally subordinated to all existing and future debt and other liabilities of our subsidiaries.

        Prior to this offering, the notes have been eligible for trading on the PORTAL Market of the Nasdaq Stock Market. Notes sold by means of this prospectus are not expected to remain eligible for trading on the PORTAL Market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market.

        Our common stock currently trades on the Nasdaq National Market under the symbol "PRTL." The last reported sale price on January 29, 2004 was $12.04 per share.

        See "Risk Factors" beginning on page 6 of this prospectus to read about factors you should consider before buying the notes or our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February     , 2004

SUMMARY

        This summary highlights some of the information in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. To understand this prospectus, the notes, the common stock issuable upon conversion of the notes and our business, you should read the entire prospectus, particularly "Risk Factors" and the consolidated financial statements and related notes incorporated by reference into this prospectus.

PRIMUS

        Primus Telecommunications Group, Incorporated and our subsidiaries (which, except as expressly noted otherwise, we refer to as "we" "us" or "Primus" in this prospectus), are a global, facilities-based telecommunications services provider offering international and domestic voice, Internet and data services to business and residential retail customers and other carriers located primarily in the United States, Australia, Canada, the United Kingdom and western Europe. Our focus is to service the demand for high quality, competitively priced international communications services that is being driven by the globalization of the world's economies, the worldwide trend toward telecommunications deregulation and the growth of Internet and data traffic.

        We target customers with significant telecommunications needs, including small- and medium-sized enterprises, multinational corporations, residential customers, particularly ethnic customers, and other telecommunications carriers and resellers. We provide services over our global network, which consists of:

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  19 domestic and international gateway switching systems (the hardware/software devices that direct the voice traffic across the network) throughout North America, Australia, Europe and Japan;

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  approximately 250 connection points to our network, or points of presence (POPs), within our service regions and other markets;

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  undersea and land-based fiber optic transmission line systems that we own or lease and that carry voice traffic across the network; and

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  global network and data centers that use a high-bandwidth network standard and Internet-based protocol (ATM+IP) to connect with the network.

        The services we offer can be classified into three main product categories:

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  voice;

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  data/Internet; and

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  voice-over-Internet protocol (VoIP) services.

        Within these three main product categories, we offer our customers a wide range of services, including:

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  international and domestic long distance services;

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  dial-up, dedicated and high-speed Internet access;

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  local services, primarily in Australia and Canada;

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  ATM+IP broadband services; and

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  managed and shared Web hosting services and applications.

        We are a Delaware corporation with our principal executive offices located at 1700 Old Meadow Road, McLean, Virginia 22102. Our telephone number is (703) 902-2800 and our web site address is www.primustel.com. We make available free of charge through the "Investors" section of our web site our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission. We include our web site address in this prospectus only as an inactive textual reference and do not intend it to be an active link to our web site.

SECURITIES TO BE OFFERED

        This prospectus relates to the offer and sale by the selling securityholders referenced in this prospectus of the following securities:

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  $132,000,000 convertible senior notes due September 15, 2010 and

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  shares of our common stock issuable upon conversion of the notes.

        We issued and sold the notes in September 2003 to Lehman Brothers Inc., and Harris Nesbitt Corp., who are referred to in this prospectus as the initial purchasers, in transactions that were exempt from the registration requirements of the Securities Act of 1933. The initial purchasers believed that the persons to whom they resold the notes were "qualified institutional buyers," as defined in Rule 144A under the Securities Act.

        The following is a summary of the material terms and considerations concerning the securities offered under this prospectus.

Issuer	Primus Telecommunications Group, Incorporated.
Securities Offered	$132.0 million aggregate principal amount of 3 3/4% Convertible Senior Notes due 2010.
Maturity	September 15, 2010, unless earlier converted or repurchased, at your option, upon a change of control.
Interest Rate
3 3/4% per year. Interest will be payable semi-annually on March 15 and September 15 of each year, commencing March 15, 2004. The initial interest payment will include accrued interest from September 15, 2003.
Conversion Rights
Holders may convert their notes into our common stock at any time prior to the close of business on the business day prior to the maturity date of the notes, unless previously repurchased, at a conversion price of $9.3234 per share (equal to a conversion rate of 107.257 shares per $1,000 principal amount of notes), subject to adjustment as described under "Description of the Notes — Conversion Rights."
Sinking Fund	None.
Change of Control Put Right
Upon a change of control of Primus, each holder may require us to repurchase all or a portion of the notes held by it at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest thereon to, but excluding, the repurchase date. We may elect to pay the repurchase price with cash, our common stock or the common stock of the acquiring entity or its parent, or a combination of cash and common stock. If we pay the repurchase price in common stock, the common stock will be valued at 95% of the average closing sales price of the common stock on the Nasdaq National Market (or other national securities exchange on which the common stock is principally traded) for the five consecutive trading days ending on the third trading day prior to the repurchase date. See "Description of the Notes — Repurchase at Option of Holders Upon a Change of Control."

Events of Default
If there is an event of default on the notes, the principal amount of the notes, plus accrued and unpaid interest to the date of acceleration, may be declared immediately due and payable subject to certain conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving Primus.
Ranking
The notes are our unsecured and unsubordinated obligations and rank equally in right of payment with all of our existing and future senior debt and rank senior in right of payment to all of our existing and future subordinated debt. In addition, the notes are effectively subordinated to all of our existing and future secured debt to the extent of the value of the collateral securing such debt, and structurally subordinated to all existing and future debt and other liabilities of our subsidiaries, including trade payables.

The indenture governing the notes does not limit the amount of additional indebtedness that we can incur, assume or guarantee, nor does the indenture limit the amount of indebtedness and other liabilities that any subsidiary can incur, assume or guarantee. See "Risk Factors — Our high level of debt may adversely affect our financial and operating flexibility," "Risk Factors — Our high level of debt may adversely affect our ability to satisfy our obligations under the notes" and "Description of the Notes — Ranking."
Use of Proceeds	We will not receive any proceeds from the sale of the notes or the shares of common stock offered by this prospectus. See "Selling Securityholders."
Risk Factors
You should carefully consider the information set forth under "Risk Factors" in this document beginning on page 6 and all other information included or incorporated by reference in this document before deciding to purchase any notes.

RISK FACTORS

        Any purchase of the notes or the shares of our common stock issuable upon conversion of the notes involves a high degree of risk. You should consider carefully the following information about these risks, together with the information under the caption "Forward-Looking Information" and the other information contained in or incorporated by reference to this prospectus before you decide to buy the notes. If any of the following risks actually materializes, our business, financial condition, results of operations and future growth prospects would likely be materially adversely affected. In these circumstances, the market price of the notes or our common stock would likely decline, and you may lose all or part of the money you paid to buy the notes.

Risks Related to Our Business

Our high level of debt may adversely affect our financial and operating flexibility.

        We currently have substantial indebtedness and we and our subsidiaries may incur additional indebtedness in the future. As of September 30, 2003, our total consolidated indebtedness (including obligations under capital leases and equipment financings) was $599.0 million. The indenture governing the notes does not limit the incurrence of additional indebtedness. In addition, the terms of our other indebtedness limit, but do not prohibit, the incurrence of additional indebtedness.

        The level of our indebtedness:

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  could make it difficult for us to make required payments of principal and interest on our outstanding debt, including the notes;

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  could limit our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

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  requires that a substantial portion of our cash flow, if any, be dedicated to the payment of principal and interest on our indebtedness and other obligations and, accordingly, such cash flow will not be available for use in our business;

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  could limit our flexibility in planning for, or reacting to, changes in our business;

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  results in us being more highly leveraged than many of our competitors, which may place us at a competitive disadvantage;

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  could discourage potential acquirors from making offers to acquire us; and

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  will make us more vulnerable in the event of a downturn in our business.

We have experienced historical, and may experience future, operating losses and net losses which may hinder our ability to meet our debt service or working capital requirements.

        As of September 30, 2003, we had an accumulated deficit of $(702.8) million and a stockholder's deficit balance of $(118.3) million. We incurred net losses of $(63.6) million in 1998, $(112.7) million in 1999, $(174.7) million in 2000, $(306.2) million in 2001 and $(34.6) million in 2002. During the nine months ended September 30, 2003, we recognized net income of $35.4 million, a substantial portion of which can be attributed to foreign currency exchange rates that favorably impacted our results.

        Our recent net income and net revenue growth should not necessarily be considered to be indicative of future net income and net revenue growth and our results could be adversely affected by currency, competitive or technology developments described in greater detail in the succeeding risk factors. As a result, we cannot assure you that our net income or net revenue will grow or be sustained in future periods. If we cannot sustain net income or operating profitability, we may not be able to meet our debt service or working capital requirements. These developments could have a material adverse impact on the trading prices of the notes and our common stock. See our discussion of free cash flow at note 2 to "Selected Financial Data."

Because a significant portion of our business is conducted outside the United States, fluctuations in foreign currency exchange rates could adversely affect our results of operations.

        A significant portion of our net revenue is derived from sales and operations outside the United States. The reporting currency for our consolidated financial statements is the United States dollar (USD). The local currency of each country is the functional currency for each of our respective entities operating in that country. In the future, we expect to continue to derive a significant portion of our net revenue and incur a significant portion of our operating costs outside the United States, and changes in exchange rates have had and may continue to have a significant, and potentially adverse, effect on our results of operations. Our primary risk of loss regarding foreign currency exchange rate risk is caused by fluctuations in the following exchange rates: USD/Australian dollar (AUD), USD/Canadian dollar (CAD), USD/British pound (GBP), and USD/Euro dollar (EUR). In the nine months ended September 30, 2003, the USD weakened compared to the AUD, CAD, GBP and EUR. As a result, our revenue of the subsidiaries whose local currency is the AUD, CAD and EUR increased 9%, 13% and 16% in local currency compared to the nine months ended September 30, 2002, but increased 28%, 25% and 40% in USD, respectively. Our revenue of the subsidiaries whose local currency is the GBP decreased 7% in local currency from the nine months ended September 30, 2002, but increased 1% in USD. Due to the large percentage of our operations conducted outside of the United States, strengthening of the USD relative to one or more of the foregoing currencies could have an adverse impact on our future results of operations. We historically have not engaged in hedging transactions and do not currently contemplate engaging in hedging transactions to mitigate foreign exchange risks.

        In addition, the operations of affiliates and subsidiaries in foreign countries have been funded with investments and other advances denominated in foreign currencies. Historically, such investments and advances have been long-term in nature, and we accounted for any adjustments resulting from currency translation as a charge or credit to "accumulated other comprehensive income (loss)" within the stockholders' deficit section of our consolidated balance sheets. In 2002, agreements with certain subsidiaries were put in place for repayment of a portion of the investments and advances made to the subsidiaries. As we anticipate repayment in the foreseeable future of these amounts, we recognize the unrealized gains and losses in foreign currency transaction gain (loss) on the consolidated statements of operations, and depending upon changes in future currency rates, such gains or losses could have a significant, and potentially adverse, effect on our results of operations.

Given our limited experience with, and the intense competition in, the Internet connectivity and data business, we may not be able to successfully operate or expand this part of our business.

        Since 1999, we have been targeting businesses and residential customers for Internet and data services through the Primus brand and other businesses. We have been expanding and intend to continue to expand our offering of Internet, data and VoIP services worldwide. We anticipate offering a broad range of Internet protocol-based data and voice communications over our global broadband ATM+IP network. Currently, we provide Internet access services to business and residential customers in the United States, Australia, Canada, Japan, India, Brazil, and Spain, and offer Internet transmission services in the Indian Ocean/Southeast Asia regions through our earth stations in India.

        Our experience with these services and these markets is limited. Furthermore, the market for dial-up and broadband Internet connectivity and related services is extremely competitive. Our primary competitors include incumbent operators, cable companies and other Internet service providers (ISPs) that have a significant national or international presence. Many of these operators have substantially greater resources, capital and operational experience than we do. We also expect we will experience increased competition from traditional telecommunications carriers and cable companies that expand into the market for Internet services. Therefore, our future operations involving these services may not generate operating or net income or positive free cash flow on a predictable basis and we may not be able to successfully expand this part of our business. See our discussion of free cash flow at note 2 to "Selected Financial Data."

If we do not operate our network efficiently and generate additional traffic, we may not be able to achieve our operational growth goals.

        Our long-term success depends on our ability to design, implement, operate, manage and maintain a reliable and cost-effective network. In addition, we rely on third parties to enable us to expand and manage our global network. If we fail to generate additional traffic on our network, if we experience technical or logistical impediments to our ability to migrate traffic onto our network, or if we experience difficulties with our third party providers, we may not achieve desired economies of scale or otherwise be successful in growing our business.

Our potential future growth may place a significant strain on our resources and, if not managed effectively, could result in operational inefficiencies and other difficulties.

        Our continued growth and expansion may place a significant strain on our management, operational and financial resources, and increase demand on our systems and controls. We have expanded our retail operations through our recent acquisition of the small- and medium-sized enterprise (SME) voice customer base of Cable & Wireless (C&W) in the United States and the expansion of our VMNS product, particularly in Europe. To manage our growth effectively, we must continue to implement and improve our operational and financial systems and controls, purchase and utilize other transmission facilities, and expand, train and manage our employee base. If we inaccurately forecast the movement of traffic onto our network, we could have insufficient or excessive transmission facilities and disproportionate fixed expenses. As we proceed with our development, operational difficulties could arise from additional demand placed on our customer support, billing and management information systems, on our support, sales and marketing and administrative resources and on our network infrastructure. For instance, we may encounter delays or cost-overruns or suffer other adverse consequences in implementing new systems when required. In addition, our operating and financial control systems and infrastructure could be inadequate to ensure timely and accurate financial reporting.

The integration of our recent and future acquisitions ultimately may not provide the benefits originally anticipated by management and may distract the attention of our personnel from the operation of our business.

        We strive to increase the volume of voice and data traffic that we carry over our existing global network in order to reduce transmission costs and other operating costs as a percentage of net revenue, improve gross margins, improve service quality and enhance our ability to introduce new products and services. During 2002 and 2003, to further this growth strategy, we purchased the U.S.-based SME voice customers of C&W and made small purchases of businesses and assets to complement our Canadian-based operations. Future acquisitions may be pursued to further our strategic objectives, including those described above.

        Acquisitions of businesses and customer lists, a key element of our historical growth strategy, involve operational risks, including the possibility that an acquisition does not ultimately provide the benefits originally anticipated by management. Moreover, there can be no assurance that we will be successful in:

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  identifying attractive acquisition candidates;

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  completing and financing additional acquisitions on favorable terms; or

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  integrating the acquired business or assets into our own.

        There may be difficulty in integrating the service offerings, distribution channels and networks gained through acquisitions with our own. Successful integration of operations and technologies requires the dedication of management and other personnel, which may distract their attention from the day-to-day business, the development or acquisition of new technologies, and the pursuit of other business acquisition opportunities, and there can be no assurance that successful integration will occur in light of these factors.

We experience intense domestic and international competition which may adversely affect our results of operations and financial condition.

        The long distance telecommunications and data industry is intensely competitive with relatively limited barriers to entry in the more deregulated countries where we operate and with numerous entities competing for the same customers. Recent and pending deregulation in various countries may encourage new entrants to compete, including ISPs, cable television companies and utilities. For example, the United States and many other countries have committed to open their telecommunications markets to competition pursuant to an agreement under the World Trade Organization which began on January 1, 1998. Further, in the United States, as certain conditions have been met under the Telecommunications Act of 1996, the regional Bell operating companies (RBOCs) have been allowed to enter the long distance market, AT&T, MCI and other long distance carriers have been allowed to enter the local telephone services market, and any entities, including cable television companies and utilities, have been allowed to enter both the local service and long distance telecommunications markets. Moreover, the rapid enhancement of VoIP technology may result in increasing levels of traditional domestic and international voice long distance traffic being transmitted over the Internet, as opposed to traditional telecommunication networks such as ours. Currently, there are significant cost savings associated with carrying voice traffic employing VoIP technology, as compared to carrying calls over traditional networks. Thus, there exists the possibility that the price of traditional long distance voice services will decrease in order to be competitive with VoIP. Additionally, competition is expected to be intense to switch customers to VoIP product offerings, as is evidenced by numerous recent market announcements in the United States and internationally from industry leaders and competitive carriers concerning significant VoIP initiatives. Our ability to effectively retain our existing customer base and generate new customers, either through our network or our own VoIP offerings, may be adversely affected by accelerated competition arising as a result of VoIP initiatives. As competition intensifies as a result of deregulatory, market or technological developments, our results of operations and financial condition could be adversely affected.

We are substantially smaller than our major competitors, whose marketing and pricing decisions, and relative size advantage, could adversely affect our ability to attract and retain customers and could cause significant pricing pressures that could adversely affect our net revenues per minute, results of operations and financial condition.

        The long distance telecommunications and data industry is significantly influenced by the marketing and pricing decisions of the larger long distance industry and Internet access business participants. Prices in the long-distance industry have declined in recent years, and as competition continues to increase within each of our service segments and each of our product lines, we believe that prices are likely to continue to decrease. Our competitors in our core markets include, among others: AT&T, MCI, Sprint, the RBOCs and the major wireless carriers in the United States; Telstra, SingTel Optus and Telecom New Zealand in Australia; Telus, BCE, CallNet and Allstream (formerly AT&T Canada) in Canada; and British Telecommunications plc. (BT), Cable & Wireless UK, MCI, Colt Telecom, Energis and the major wireless carriers in the United Kingdom. Customers frequently change long distance providers and ISPs in response to the offering of lower rates or promotional incentives by competitors. Generally, customers can switch carriers at any time. Competition in all of our markets is likely to remain intense, or even increase in intensity and, as deregulatory influences are experienced in markets outside the United States, competition in non-United States markets is likely to become similar to the intense competition in the United States. Many of our competitors are significantly larger than we are and have:

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  substantially greater financial, technical and marketing resources;

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  larger networks;

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  a broader portfolio of service offerings;

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  greater control over transmission lines;

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  stronger name recognition and customer loyalty;

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  long-standing relationships with our target customers; and

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  lower leverage ratios.

As a result, our ability to attract and retain customers may be adversely affected.

        Many of our competitors enjoy economies of scale that result in low cost structures for transmission and related costs that could cause significant pricing pressures within the industry. Several long distance carriers in the United States, including most recently, AT&T, MCI, Sprint, the RBOCs and the major wireless carriers, have introduced pricing and product bundling strategies that provide for fixed, low rates for calls within the United States. This strategy could have a material adverse effect on our net revenue per minute, results of operations and financial condition if increases in telecommunications usage and potential cost declines do not result from, or are insufficient to offset the effects of, such price decreases. Many companies emerging out of bankruptcy might benefit from a lower cost structure and might apply pricing pressure within the industry to gain market share. We compete on the basis of price, particularly with respect to our sales to other carriers, and also on the basis of customer service and our ability to provide a variety of telecommunications products and services. If such price pressures materialize, we may not be able to compete successfully in the future.

        Furthermore, recent and pending deregulation in various countries may encourage new entrants to compete, including ISPs, cable television companies and utilities. For example, the United States and many other countries have committed to open their telecommunications markets to competition pursuant to an agreement under the World Trade Organization which began on January 1, 1998. Further, in the United States, as certain conditions have been met under the Telecommunications Act of 1996, the RBOCs have been allowed to enter the long distance market, AT&T, MCI and other long distance carriers have been allowed to enter the local telephone services market, and any entities, including cable television companies and utilities, have been allowed to enter both the local service and long distance telecommunications markets.

A deterioration in our relationships with facilities-based carriers could have a material adverse effect upon our cost structure, service quality, network diversity, results of operations and financial condition.

        We primarily connect our customers' telephone calls through transmission lines that we lease under a variety of arrangements with other facilities-based long distance carriers. Many of these carriers are, or may become, our competitors. Our ability to maintain and expand our business depends on our ability to maintain favorable relationships with the facilities-based carriers from which we lease transmission lines. If our relationship with one or more of these carriers were to deteriorate or terminate, it could have a material adverse effect upon our cost structure, service quality, network diversity, results of operations and financial condition. Moreover, we lease transmission lines from some vendors that currently are subject to tariff controls and other price constraints, which in the future may be changed.

Uncertainties and risks associated with international markets could adversely impact our international operations.

        We have significant international operations and, as of September 30, 2003, derive more than 75% of our revenues by providing services outside of the United States. In international markets, we are smaller than the principal or incumbent telecommunications carrier that operates in each of the foreign jurisdictions where we operate. In these markets, the incumbent carriers are likely to:

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  control access to, and pricing of, the local networks;

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  enjoy better brand recognition and brand and customer loyalty; and

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  have significant operational economies of scale, including a larger backbone network and more correspondent agreements.

        Moreover, the incumbent carrier may take many months to allow competitors, including us, to interconnect to its switches within its territory. There can be no assurance that we will be able to:

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  obtain the permits and operating licenses required for us to operate;

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  obtain access to local transmission facilities on economically acceptable terms; or

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  market services in international markets.

In addition, operating in international markets generally involves additional risks, including:

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  unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers;

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  difficulties in staffing and managing foreign operations;

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  problems in collecting accounts receivable;

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  political risks;

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  fluctuations in currency exchange rates;

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  restrictions associated with the repatriation of funds;

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  technology export and import restrictions; and

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  seasonal reductions in business activity.

        These general risks present potentially significant risk to us in the aggregate because we derive such a large percentage of our revenues from outside of the United States.

        Our ability to operate and grow our international operations successfully could be adversely impacted by these risks and uncertainties.

Rapid changes in the telecommunications industry could adversely affect our competitiveness and our financial results.

        The telecommunications industry is changing rapidly due to:

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  deregulation;

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  privatization;

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  technological improvements;

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  availability of alternative services such as wireless and VoIP;

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  expansion of infrastructure; and

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  the globalization of the world's economies.

        In addition, alternative services to traditional fixed wireline services, such as wireless and VoIP services, are a substantial competitive threat. If we do not adjust our contemplated plan of development to meet changing market conditions, we may not be able to compete effectively. The telecommunications industry is marked by the introduction of new product and service offerings and technological improvements. Achieving successful financial results will depend on our ability to:

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  anticipate, assess and adapt to rapid technological changes; and

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  offer, on a timely and cost-effective basis, services that meet evolving industry standards.

        If we do not anticipate, assess or adapt to such technological changes at a competitive price, maintain competitive services or obtain new technologies on a timely basis or on satisfactory terms our financial results may be materially and adversely affected.

Terrorist attacks and other acts of violence or war may affect the market on which our securities trade, the markets in which we operate, our operations and our profitability.

        We are a U.S.-based corporation with significant international operations. Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, subsequent worldwide terrorist actions, including apparent action against companies operating abroad may negatively affect our operations and your investment in Primus. We cannot assure you that there will not be further terrorist attacks that impact our employees, network facilities or support systems, either in the United States or in any of the other countries in which we operate. Certain losses resulting from these types of events are uninsurable and others are not likely to be covered by our insurance.

        Terrorist attacks may directly impact our business operations through damage or harm to our employees, network facilities or support systems, increased security costs or the general curtailment of voice or data traffic. Any of these events could result in increased volatility in or damage to Primus and the United States and worldwide financial markets and economies. They also could result in a continuation of the current economic uncertainty in the United States or abroad, which could have a material adverse effect on our operating results and financial condition.

We are subject to potential adverse effects of regulation which may have a material adverse impact on our competitive position, growth and financial performance.

        Our operations are subject to constantly changing regulation. There can be no assurance that future regulatory changes will not have a material adverse effect on us, or that regulators or third parties will not raise material issues with regard to our compliance or noncompliance with applicable regulations, any of which could have a material adverse effect upon us.

        As a multinational telecommunications company, we are subject to varying degrees of regulation in each of the jurisdictions in which we provide our services. Local laws and regulations, and the interpretation of such laws and regulations, differ significantly among the jurisdictions in which we operate. Enforcement and interpretations of these laws and regulations can be unpredictable and are often subject to the informal views of government officials. Recent widespread regulatory changes in the United Kingdom and potential future regulatory, judicial, legislative and government policy changes in other jurisdictions where we operate could have a material adverse effect on us and domestic or international regulators or third parties may raise material issues with regard to our compliance or noncompliance with applicable regulations, and therefore may have a material adverse impact on our competitive position, growth and financial performance.

        Regulatory considerations that affect or limit our business include the following:

  •
  United States common carrier requirements not to unreasonably discriminate among customers and to charge just and reasonable rates;

  •
  general uncertainty regarding the future regulatory classification of VoIP telephony; if regulators decide that VoIP is a regulated telecommunications service, our VoIP services may be subject to burdensome regulatory requirements and fees, we may be obligated to pay carriers additional interconnection fees and our operating costs may increase;

  •
  general changes in access charges, universal service and regulatory fee payments would affect our cost of providing long distance services; and

  •
  general changes in access charges and contribution payments could adversely affect our cost of providing long distance wireless and other services.

        Any adverse developments implicating the foregoing could materially adversely affect our business, financial condition, results of operations and prospects.

Risks Related to an Investment in the Notes

Our high level of debt may adversely affect our ability to satisfy our obligations under the notes.

        We cannot assure you that we will be able to meet our debt service obligations. A default in our debt obligations, including a breach of any restrictive covenant imposed by the terms of our indebtedness, could result in the acceleration of a substantial portion of our indebtedness. In such a situation, it is unlikely we would be able to fulfill our obligations under the notes or otherwise repay the accelerated indebtedness or make other required payments. Even in the absence of an acceleration of our indebtedness, a default under the terms of our indebtedness could have an adverse impact on our ability to satisfy our debt service obligations, including our obligations under the notes, and on the trading price of the notes and our common stock.

We may not be able to pay interest and principal on the notes if we do not receive distributions from our subsidiaries.

        We are a holding company with no operations of our own and no significant assets other than the stock of, and intercompany loans payable by, our operating subsidiaries and cash. Dividends, intercompany loans and other permitted payments from our direct and indirect subsidiaries, and our own credit arrangements, are our sources of funds to meet our cash needs, including the payment of expenses and principal and interest on the notes. Our subsidiaries are legally distinct from us and have no obligations to pay amounts due with respect to the notes or to otherwise make funds available to us. Our subsidiaries will not guarantee the notes. Many of our subsidiaries are organized in jurisdictions outside the United States. Their ability to pay dividends, repay intercompany loans or make other distributions may be restricted by, among other things, the availability of funds, the terms of various credit arrangements entered into by them, as well as statutory and other legal restrictions. Additionally, payments from our subsidiaries may result in adverse tax consequences. If we do not receive dividends, distributions and other payments from our subsidiaries, we would be restricted in our ability to pay interest and principal on the notes and other indebtedness and in our ability to use cash flow from one subsidiary to cover shortfalls in working capital at another subsidiary.

Our holding company structure may limit your recourse to our subsidiaries' assets.

        Creditors of a holding company, such as the holders of the notes, and the holding company itself generally will have subordinate claims against the assets of a particular subsidiary as compared to the creditors of that subsidiary. Accordingly, the notes will be structurally subordinated to all existing and future debt and other liabilities of our subsidiaries, including trade payables. As of September 30, 2003, our subsidiaries had outstanding debt and other liabilities (including trade payables, but excluding intercompany loans) of approximately $392.9 million. Our right to receive assets of any subsidiary upon the liquidation or reorganization of that subsidiary (and the consequent rights of the holders of the notes to participate in those assets) will be structurally subordinated to the claims of that subsidiary's creditors. Even if we are recognized as a creditor of that subsidiary as a result of an intercompany loan, our claims would be subordinate to any secured indebtedness of such subsidiary and any indebtedness of such subsidiary that is senior to our claims. We have no significant assets other than cash and the stock of, and intercompany loans payable by, our subsidiaries. If we or any of our subsidiaries were to enter into a bank credit facility or similar arrangement, we expect that the stock of the subsidiaries would be pledged to secure any such credit facility or arrangement, in which case, any claims you may have as a noteholder against the stock of the subsidiaries would be subordinate to claims of the lenders under such credit facility or arrangement.

Our ability to repurchase notes with cash upon a change of control may be limited.

        In certain circumstances involving a change of control of Primus, the holders of the notes may require us to repurchase some or all of the holders' notes. If we are unable to pay some or all of the repurchase price in common stock, we will have to pay such repurchase price in cash. We cannot assure you that we will have sufficient financial resources at such time or would be able to arrange financing to pay the repurchase price of the notes in cash. Our ability to repurchase the notes in cash in such event may be limited by law, by the indenture or by the terms of other agreements. In addition, a change of control may trigger repayment obligations under the terms of our other indebtedness. In such a situation, we would be required to repay our other indebtedness in addition to being required to repurchase the notes at the option of the holders (to the extent we cannot satisfy our repurchase obligations in common stock). We may not have or be able to raise sufficient funds to satisfy all of our repayment or repurchase obligations.

If an active trading market for the notes does not develop, then the market price of the notes may decline or you may not be able to sell your notes.

        We cannot assure you that any liquid market will develop for the notes or that holders of the notes will be able to sell their notes, and we cannot provide assurances concerning the price at which the holders will be able to sell their notes. Before this offering, the trading market for the notes has been limited to trading in PORTAL, which terminated as of the date of this prospectus. Although the initial purchasers of the notes have advised us that they intend to make a market in the notes, they are not obligated to do so. The initial purchasers could stop making a market at any time without notice. Accordingly, no market for the notes may develop, and any market that develops may not last. We do not intend to apply for listing of the notes on any securities exchange or other stock market. The liquidity of the trading market and the trading price of the notes may be adversely affected by declines in the trading price of our common stock and our other public debt securities, by changes in our financial performance or prospects and by changes in the financial performance of or prospects for companies in our industry generally.

Transfers of the notes and common stock issuable upon conversion of the notes may be restricted.

        We will have the right, pursuant to the registration rights agreement, to suspend the use of the shelf registration statement in certain circumstances. In the event of such a suspension, you would not be able to sell any notes or shares of common stock issuable upon conversion of the notes.

Risks Relating to an Investment in our Common Stock Issuable upon Conversion of the Notes

Future sales of our common stock in the public market could lower our stock price.

        Significant future sales of our common stock in the public market, including in particular the shares offered under the Common Stock Resale Registration (defined below) and the Shelf Registration Statement (defined below), could lower our stock price and impair our ability to raise funds in new stock offerings.

        There are 22,616,990 shares of common stock that were issued upon conversion of our Series C Preferred Stock that have been registered for resale on a separate registration statement (the "Common Stock Resale Registration"). Of these shares 13,540,008 are subject to lock-up agreements generally restricting sales through July 30, 2004. Subject to this lock-up agreement, a majority of these shares first become eligible for resale through Rule 144 under the Securities Act on December 31, 2003. 5,000,000 shares first become eligible for resale through Rule 144 on November 25, 2004, and the remaining shares first become eligible for resale through Rule 144 on March 31, 2004, subject in each case to applicable volume limitations and other restrictions under Rule 144. In addition, we registered for sale up to $200 million in a wide range of debt and equity securities, including our common stock, that we may from time to time sell (the "Shelf Registration Statement"). Sales of a substantial amount of common stock in the public market, or the perception that these sales may occur through this registration statement and/or the Common Stock Resale Registration or Shelf Registration Statement, could create selling pressure on our common stock and adversely affect the market price of our common stock prevailing from time to time in the public market and could impair our ability to raise funds in additional stock offerings.

Future issuances of common stock could adversely impact our earnings per share and create selling pressure on our common stock, which could adversely affect our stock price.

        As of December 15, 2003, we had 88,443,258 outstanding shares of our common stock that were subject to dilution by;

  •
  14,157,925 shares of common stock, subject to potential adjustment issuable upon conversion of the notes;

  •
  7,338,119 shares of common stock issuable upon the exercise of outstanding stock options;

  •
  1,428,342 shares of common stock issuable upon the conversion of our 5 3/4% convertible subordinated debentures due 2007 (the "2007 Notes"); and

  •
  330,097 shares of common stock issuable upon the exercise of outstanding warrants issued in connection with the sale of our 11 3/4% senior notes due 2004 (the "Warrants").

        Under the Shelf Registration Statement, we may sell up to an aggregate of $200 million of debt and equity securities from time to time. Future issuances of common stock through such offerings or the conversion of notes covered by this prospecuts could adversely impact our earnings per share by diluting our outstanding common stock which could adversely affect our stock price. Sales of a substantial amount of common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock prevailing from time to time in the public market and could impair our ability to raise funds in additional stock offerings.

The market price of our common stock may decline and fluctuate significantly.

        In recent years, the market prices for securities of companies in the telecommunications industry have declined substantially and have been highly volatile. For example, from January 1, 1998 through December 31, 1999, the market price of our common stock and the Standard & Poor's Telecommunications (Long Distance) Index (the Long Distance Index) increased by 137% and 110%, respectively. Subsequently, from January 1, 2000 through December 15, 2003, the market price of our common stock and the Long Distance Index declined by 75% and 89%, respectively. Various factors and events may cause the market price of our common stock to decline or fluctuate significantly. Such factors and events include the liquidity of the market for our common stock, variations in our quarterly operating results and our growth strategies, regulatory, technological or other changes (both domestic and international) affecting the telecommunications industry generally, our competitors' business developments, changes in the cost of telecommunications service or other operating costs and changes in general market conditions. On May 14, 2002, our common stock was delisted from the Nasdaq National Market for failure to meet the required minimum bid price necessary to maintain listing on the Nasdaq National Market, and on such date our common stock began trading on the Nasdaq SmallCap Market, which is generally a less liquid market than the Nasdaq National Market. On March 21, 2003, the listing of our common stock on the Nasdaq National Market was reinstated, after once again satisfying the minimum bid price requirements. There can be no assurance that our common stock will not decline or that future declines in the market price of our common stock will not result in our common stock being delisted from the Nasdaq National Market again or that if such delisting does occur, that there would be a liquid market for our common stock.

A small group of our stockholders could exercise influence over our affairs.

        As of December 15, 2003, funds affiliated with American International Group, Incorporated (AIG) owned 18.7% of our outstanding common stock, which were acquired through the Preferred Conversion. Subject to the maintenance of certain minimum ownership levels, and our Board's right to exercise its fiduciary duties, we have agreed under a Governance Agreement to:

  •
  permit the former holders of Series C Preferred (subsequent to the Preferred Conversion) to nominate one candidate for election by our stockholders to our board of directors and one non-voting Board observer; and

  •
  obtain approval by a majority of our directors acting as a group before we may undertake certain actions.

        In addition to the provisions described above, the AIG-affiliated funds, through their ownership of our common stock, could exercise significant influence over such matters as:

  •
  amendments to our certificate of incorporation;

  •
  other fundamental corporate transactions such as mergers and asset sales; and

  •
  the general direction of our business and affairs.

        In addition, the applicable triggering provisions of our Rights Agreement contain exceptions with respect to the acquisition of beneficial ownership of our shares by the former holders of Series C Preferred. As a result, the former holders of Series C Preferred could gain additional control over our affairs without triggering the provisions of our Rights Agreement.

Anti-takeover provisions could impede or discourage a third party acquisition.

        We are a Delaware corporation and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of our company, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock, which could be used defensively if a takeover is threatened. We also have adopted a Rights Agreement, commonly known as a "poison pill," that entitles our stockholders to acquire additional shares of our common stock, or a potential acquirer of our company, at a substantial discount from their market value in the event of an attempted takeover, unless such stockholders' rights are earlier redeemed or exchanged by us in the discretion of our board of directors. Our by-laws provide for a classified board of directors serving staggered three-year terms and restrictions on who may call a special meeting of stockholders, and our certificate of incorporation prohibits stockholder action by written consent. The indentures governing our outstanding notes and public debt require that we offer to repurchase such debt or notes upon a change of control. Lastly, all options issued under our stock option plans automatically vest upon a change of control. Our incorporation under Delaware law, our board of directors' ability to create and issue a new series of preferred stock, the acceleration of the vesting of options, the existence of our Rights Agreement, the requirement to repurchase senior notes and the notes, and certain provisions of our certificate of incorporation or by-laws could impede a merger, takeover or other business combination involving our company or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the notes or the shares of common stock offered by this prospectus. See "Selling Security Holders."

DIVIDEND POLICY

        We have not paid any cash dividends on our common stock to date. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend on our earnings, capital requirements and financial condition. Dividends are also restricted by certain of the indentures governing our outstanding notes and may be restricted by other credit arrangements entered into in the future. See "Risks Related to an Investment in the Notes—We may not be able to pay interest and principal on the notes if we do not receive distributions from our subsidiaries." Our board of directors presently intends to retain all earnings, if any, for use in our business operations, and accordingly, our board of directors does not expect to declare or pay any dividends in the foreseeable future.

SELECTED FINANCIAL DATA

        The following selected financial data should be read in conjunction with our consolidated and consolidated condensed financial statements, the notes thereto, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in documents incorporated by reference into this prospectus. The statement of operations data for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 and the balance sheet data as of December 31, 1998, 1999, 2000, 2001 and 2002 have been derived from our consolidated financial statements, which have been audited by Deloitte & Touche LLP, independent auditors. The statement of operations data for the nine months ended September 30, 2002 and 2003, and the balance sheet data as of September 30, 2002 and 2003, have been derived from the unaudited consolidated condensed financial statements which, in management's opinion, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. You should not rely on interim results as being indicative of results we may expect for the full year.

	Year Ended December 31,					Nine Months Ended September 30,
	1998	1999	2000	2001	2002	2002	2003
	(in thousands, except per share amounts)
Statement of Operations Data:
Net revenue	$421,628	$832,739	$1,199,422	$1,082,475	$1,024,056	$756,444	$948,948
Cost of revenue	353,016	624,599	861,181	767,841	668,643	498,244	582,190

Gross margin	68,612	208,140	338,241	314,634	355,413	258,200	366,758

Operating expenses
Selling, general and administrative	79,532	199,581	330,411	303,026	254,152	187,084	254,146
Depreciation and amortization	24,185	54,957	120,695	157,596	82,239	60,067	62,713
Loss on sale of assets	—	—	—	—	—	—	804
Asset impairment write-down	—	—	—	526,309	22,337	570	537

Total operating expenses	103,717	254,538	451,106	986,931	358,728	247,721	318,200

Income (loss) from operations	(35,105)	(46,398)	(112,865)	(672,297)	(3,315)	10,479	48,558
Interest expense	(40,047)	(79,629)	(132,137)	(100,700)	(68,303)	(52,085)	(46,691)
Gain on early extinguishment of debt	—	—	40,952	491,771	36,675	27,251	13,252
Interest income and other income (expense)	11,504	13,395	30,743	(17,951)	(771)	880	385
Foreign currency transaction gain (loss)	—	(104)	(1,357)	(1,999)	8,486	(392)	25,249 (2)

Income (loss) before income taxes	(63,648)	(112,736)	(174,664)	(301,176)	(27,228)	(13,867)	40,753
Income tax benefit (expense)	—	—	—	(5,000)	3,598	8,679	(3,681)

Income (loss) before cumulative effect of change in accounting principle	(63,648)	(112,736)	(174,664)	(306,176)	(23,630)	(5,188)	37,072
Cumulative effect of change in accounting principle	—	—	—	—	(10,973)	(10,973)	—

Net income (loss)	(63,648)	(112,736)	(174,664)	(306,176)	(34,603)	(16,161)	37,072
Accreted and deemed dividend on convertible preferred stock	—	—	—	—	—	—	(1,678)

Income (loss) attributable to common stockholders	$(63,648)	$(112,736)	$(174,664)	$(306,176)	$(34,603)	$(16,161)	$35,394

Basic income (loss) per common share	$(2.61)	$(3.72)	$(4.40)	$(5.73)	$(0.54)	$(0.25)	$0.41

Diluted income (loss) per common share	$(2.61)	$(3.72)	$(4.40)	$(5.73)	$(0.54)	$(0.25)	$0.40

Weighted average shares outstanding:
Basic	24,432	30,323	39,691	53,423	64,631	64,356	86,236
Diluted	24,432	30,323	39,691	53,423	64,631	64,356	90,026

	Year Ended December 31,					Nine Months Ended September 30,
	1998	1999	2000	2001	2002	2002	2003
	(in thousands, except ratios)
Geographic Data
Net revenue:
North America	$188,008	$406,083	$533,027	$453,111	$381,569	$280,639	$369,547
Europe	60,863	195,477	358,986	357,047	363,669	269,363	322,427
Asia-Pacific	172,757	231,179	307,409	272,317	278,818	206,442	256,974

Total	$421,628	$832,739	$1,199,422	$1,082,475	$1,024,056	$756,444	$948,948

Other Data:
Gross margin as a percentage of net revenue	16.3%	25.0%	28.2%	29.1%	34.7%	34.1%	38.6%
Capital expenditures	$75,983	$110,582	$193,772	$87,771	$29,367	$21,929	$14,372
Ratio of earnings to fixed charges(1)	<0	<0	<0	<0	<0	<0	1.82
Free Cash Flow(2):
Net cash provided by (used in) operating activities	$(71,296)	$(55,570)	$(131,020)	$(110,351)	$34,633	$26,288	$49,538
Net cash used in investing activities	(54,221)	(200,173)	(240,014)	(89,355)	(31,607)	(22,067)	(15,337)

Free cash flow	$(125,517)	$(255,743)	$(371,034)	$(199,706)	$3,026	$4,221	$34,201

	As of December 31,					As of September 30,
	1998	1999	2000	2001	2002	2002	2003
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$136,196	$471,542	$393,812	$83,953	$92,492	$72,050	$122,751
Restricted cash and investments	$25,729	$25,932	$5,066	$4,961	$11,712	$6,932	$12,329
Property and equipment, net	$158,873	$285,390	$466,704	$375,464	$330,102	$351,198	$329,319
Working capital(3)	$107,193	$384,998	$255,436	$(62,590)	$(64,771)	$(85,179)	$(39,592)
Total assets	$673,963	$1,450,746	$1,748,126	$816,214	$724,588	$736,905	$783,388
Long-term obligations (including current portion)	$420,174	$929,944	$1,256,453	$667,587	$600,988	$613,677	$598,991
Stockholder's equity (deficit)	$114,917	$190,859	$83,695	$(178,484)	$(200,123)	$(182,905)	$(118,267)

(1)
The ratio of earnings to fixed charges is computed by dividing pre-tax income from continuing operations (before adjustment for minority interests in consolidated subsidiaries and loss from equity investees) plus fixed charges, by fixed charges. Fixed charges consist of interest charges, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest. For the years ended December 31, 1998, 1999, 2000, 2001 and 2002 and the nine months ended September 30, 2002, earnings were insufficient to cover fixed charges by $63.6 million, $112.4 million, $174.6 million, $301.0 million, $23.6 million and $13.2 million, respectively. For the nine-month period ended September 30, 2003, after giving pro forma effect to a net decrease in interest expense resulting from the assumed application of proceeds from the September 15, 2003 offering of the notes as of January 1, 2003, the ratio of earnings to fixed charges was 2.02.

(2)
Free cash flow, as defined by us, consists of net cash provided by (used in) operating activities less net cash used in investing activities. Free cash flow, as defined above, may not be similar to free cash flow measures presented by other companies, is not a measurement under generally accepted accounting principles in the United States, and should be considered in addition to, but not as a substitute for, the information contained in our statement of cash flows. We believe free cash flow provides a measure of our ability, after making our capital expenditures and other investments in our infrastructure, to meet scheduled debt payments. We use free cash flow to monitor the impact of our operations on our cash reserves and our ability to generate sufficient cash flow to fund our scheduled debt maturities and other financing activities, including discretionary refinancings and retirements of debt. Because free cash flow represents the amount of cash generated or used in operating activities and investing activities before deductions for scheduled debt maturities and other fixed obligations (such as capital leases, vendor financing and other long-term obligations), you should not use it as a measure of the amount of cash available for discretionary expenditures. Scheduled debt maturities paid during the years ended December 31, 1998, 1999, 2000, 2001 and 2002 were $2.4 million, $21.9 million, $16.3 million, $33.7 million and $25.9 million, respectively and during the nine months ended September 30, 2002 and September 30, 2003 were $23.9 million and $97.4 million, respectively. For information regarding our scheduled debt maturities and other fixed obligations, you should review the table disclosing our long-term obligations under "Management's Discussion and Analysis of Financial Conditions and Results of Operations—Liquidity—Short-and Long-Term Liquidity Considerations and Risks incorporated by reference into this prospectus from our quarterly and annual reports on Form 10-Q and 10-K, as filed with the SEC. See "Where You Can Find More Information."

(3)
Working capital consists of current assets less current liabilities, in each case calculated in accordance with United States generally accepted accounting principles.

DESCRIPTION OF THE NOTES

        We issued the notes under an indenture, dated as of September 15, 2003, between us and Wachovia Bank, National Association, as trustee. The terms of the notes include those provided in the indenture, the notes and those provided in the registration rights agreement, which we entered into with the initial purchasers. The following description is only a summary of the material provisions of the notes, the indenture, and the registration rights agreement related to the notes. We urge you to read these documents in their entirety because they, and not this description, will define your rights as holders of these notes. You may request copies of these documents at our address set forth above under the caption "Summary."

        When we refer to Primus, "we", "our" or "us" in this section, we refer only to Primus Telecommunications Group, Incorporated, a Delaware corporation, and not its subsidiaries.

Brief Description of the Notes

        The notes are:

  •
  limited to $132.0 million in aggregate principal amount;

  •
  senior unsecured obligations, ranking equally with all of our existing and future senior debt and senior in right of payment to all of our existing and future subordinated debt, but as debt of Primus, the notes are effectively subordinated to all of our existing and future secured debt to the extent of the value of the collateral securing such debt and structurally subordinated to all existing and future debt and other liabilities of our subsidiaries;

  •
  convertible into our common stock at an initial conversion price of $9.3234 per share, subject to adjustment as described below under "—Conversion Rights";

  •
  subject to repurchase at your option if a change of control occurs as set forth below under "—Repurchase at Option of Holders Upon a Change of Control"; and

  •
  due on September 15, 2010 unless earlier converted or repurchased, at your option, upon a change of control.

        The indenture does not contain any financial covenants and does not restrict us or our subsidiaries from paying dividends, incurring additional debt or issuing or repurchasing our other securities. In addition, the indenture does not protect you in the event of a highly leveraged transaction or a change in control of Primus except to the extent described below under "—Repurchase at Option of Holders Upon a Change of Control."

        No sinking fund is provided for the notes. The notes are not subject to defeasance. The notes have been issued only in registered form in denominations of $1,000 and any integral multiple of $1,000 above that amount. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

        You may present definitive notes for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York City. For information regarding conversion, registration of transfer and exchange of global notes, see "—Form, Denomination and Registration."

Ranking

        The notes are our senior unsecured obligations and rank equally in right of payment with all of our existing and future senior debt and senior in right of payment to all of our existing and future subordinated debt. The notes are effectively subordinated to all of our existing and future secured debt to the extent of the value of the collateral securing such debt.

        As of September 30, 2003, we had $305.7 million (excluding debt of our subsidiaries) of outstanding senior debt and $71.1 million (excluding debt of our subsidiaries) of outstanding subordinated debt.

        We are a holding company with no operations of our own and no significant assets other than cash and the stock of, and intercompany loans payable by, our operating subsidiaries. Dividends, intercompany loans and other permitted payments from our direct and indirect subsidiaries, and our own credit arrangements, are our sources of funds to meet our cash needs, including the payment of expenses and principal and interest on the notes. Our subsidiaries are legally distinct from us and have no obligations to pay amounts due with respect to the notes or to otherwise make funds available to us. Claims of creditors of such subsidiaries generally will have priority with respect to assets of such subsidiaries over the claims of our creditors, including holders of the notes. Accordingly, the notes are structurally subordinated to all existing and future debt and other liabilities of our subsidiaries, including trade payables. As of September 30, 2003, our subsidiaries had $392.9 million of outstanding debt and other liabilities, including trade payables but excluding intercompany liabilities, all of which are structurally senior to the notes.

Interest

        The notes bear interest from September 15, 2003 at the rate of 3 3/4% per year. We will pay interest semiannually in arrears on March 15 and September 15 of each year to the holders of record at the close of business on the preceding March 1 and September 1, respectively, beginning March 15, 2004. There are two exceptions to the preceding sentence:

  •
  In general, we will not pay accrued and unpaid interest on any note that is converted into our common stock. See "—Conversion Rights—Conversion Procedures"; and

  •
  We will pay interest to a person other than the holder of record on the relevant record date if holders elect to require us to repurchase the notes on a date that is after the record date and on or prior to the corresponding interest payment date. In this instance, we will pay accrued and unpaid interest on the notes being repurchased to, but excluding, the repurchase date, to the same person to whom we will pay the principal of those notes.

        We will pay the principal of, interest on, and any additional amounts due in respect of the global notes to DTC in immediately available funds.

        In the event definitive notes are issued, we will pay interest and any additional amounts due on:

  •
  definitive notes having an aggregate principal amount of $5.0 million or less by check mailed to the holders of those notes;

  •
  definitive notes having an aggregate principal amount of more than $5.0 million by wire transfer in immediately available funds if requested by holder of those notes; and

  •
  at maturity, we will pay the principal of and interest on the definitive notes at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

        Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Conversion Rights

General

        You may convert any outstanding notes (or portions of outstanding notes) into our common stock, initially at the conversion price of $9.3234 per share, equal to a conversion rate of 107.257 shares per $1,000 principal amount of notes. The conversion price is subject, however, to adjustment as described below under "—Conversion Price Adjustments." We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash to you in an amount equal to the market value of that fractional share based upon the closing sale price of our common stock on the trading day immediately preceding the conversion date. You may convert notes only in denominations of $1,000 and whole multiples of $1,000.

        You may exercise conversion rights at any time prior to the close of business on the business day prior to the final maturity date of the notes. However, if you have exercised your right to require us to repurchase your notes because a change of control has occurred, you may convert your notes into our common stock only if you withdraw your notice and convert your notes prior to the close of business on the second business day immediately preceding the change of control repurchase date.

Conversion Procedures

        Except as provided below, if you convert your notes into our common stock on any day other than an interest payment date, you will not receive any interest that has accrued on these notes since the prior interest payment date. By delivering to the holder the number of shares issuable upon conversion, determined by dividing the principal amount of the notes being converted by the conversion price, together with a cash payment, if any, in lieu of fractional shares, we will satisfy our obligation with respect to the converted notes. That is, accrued but unpaid interest will be deemed to be paid in full rather than canceled, extinguished or forfeited.

        If you convert after a record date for an interest payment but prior to the corresponding interest payment date, you will receive on the interest payment date interest accrued and paid on such notes, notwithstanding the conversion of such notes prior to such interest payment date, because you will have been the holder of record on the corresponding record date. However, at the time you surrender such notes for conversion, you must pay us an amount equal to the interest that has accrued and will be paid on the notes being converted on the interest payment date.

        You will not be required to pay any transfer taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any transfer tax or duties which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than yours. Certificates representing shares of common stock will be issued or delivered only after all applicable transfer taxes and duties, if any, payable by you have been paid.

        To convert interests in a global note, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program.

        To convert a definitive note, you will be required to:

  •
  complete the conversion notice on the back of the note (or a facsimile of it);

  •
  deliver the completed conversion notice and the notes to be converted to the specified office of the conversion agent;

  •
  pay all funds required, if any, relating to interest on the notes to be converted to which you are not entitled, as described in the second preceding paragraph; and

  •
  pay all transfer taxes or duties, if any, as described in the preceding paragraph.

        The conversion date will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. We will deliver, or cause to be delivered, to you a certificate for the number of shares of common stock into which the notes are converted (and cash in lieu of any fractional shares) as soon as practicable on or after the conversion date.

Conversion Price Adjustments

        We will adjust the initial conversion price for certain events, including:

  (1)
  issuances of our common stock as a dividend or distribution on our common stock;

  (2)
  certain subdivisions, combinations or reclassifications of our common stock;

  (3)
  issuances to all or substantially all holders of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the current market price of our common stock;

  (4)
  distributions to all or substantially all holders of our common stock of shares of our capital stock (other than our common stock), evidences of our indebtedness or assets, including securities, but excluding:

  •
  any dividends and distributions in connection with a reclassification, consolidation, merger, statutory share exchange, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the fifth succeeding paragraph;

  •
  any dividends or distributions paid exclusively in cash; or

  (5)
  dividends or other distributions consisting exclusively of cash to all or substantially all holders of our common stock, excluding dividends or distributions made in connection with our liquidation, dissolution or winding-up; and

  (6)
  purchases of our common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries (excluding offers for stock options, warrants or similar instruments and the common stock underlying such instruments) to the extent that the aggregate value of the cash and any other consideration included in the payment, together with:

  •
  any cash and the fair market value of other consideration payable in a tender offer or exchange offer by us or any of our subsidiaries for our common stock expiring within the 365-day period preceding the expiration of that tender offer or exchange offer in respect of which no adjustments have been made; and

  •
  the aggregate amount of any cash distributions to all holders of our common stock within the 365-day period preceding the expiration of that tender offer or exchange offer in respect of which no adjustments have been made, exceeds 5% of our market capitalization on the expiration date of such tender offer.

        We have issued Rights (as defined in "Description of Capital Stock—Takeover Protections—Rights Agreement" as incorporated by reference) to all holders of our common stock pursuant to our Rights Agreement described under "Description of Capital Stock—Takeover Protections—Rights Agreement" as incorporated by reference. If any holder converts notes prior to the Rights trading separately from the common stock, the holder will become entitled to receive Rights in addition to the common stock. Following a Distribution Date (as defined in "Description of Capital Stock—Takeover Protections—Rights Agreement" as incorporated by reference), the conversion ratio will be adjusted. If such an adjustment is made and the Rights are later redeemed, invalidated or terminated, then a reversing adjustment will be made.

        We will not make any adjustment if holders may participate in the transaction or in certain other cases. In cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities, applicable to one share of common stock, distributed to stockholders:

  •
  equals or exceeds the average closing price of the common stock over the ten consecutive trading day period ending on the record date for such distribution, or

  •
  such average closing price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00,

rather than being entitled to an adjustment in the conversion price, the holder of a note will be entitled to receive upon conversion, in addition to the shares of common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted such notes immediately prior to the record date for determining the shareholders entitled to receive the distribution.

        We will not make an adjustment in the conversion price unless such adjustment would require a change of at least 1% in the conversion price then in effect at such time. We will carry forward and take into account in any subsequent adjustment any adjustment that would otherwise be required to be made. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

        If we distribute shares of capital stock of a subsidiary, the conversion price will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution, unless we elect to reserve the pro rata portion of such shares for the benefit of the holders of notes.

        If we:

  •
  reclassify or change our common stock (other than changes resulting from a subdivision or combination), or

  •
  consolidate or combine with or merge into any person or sell or convey to another person all or substantially all of our property and assets,

and the holders of our common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, each outstanding note would, without the consent of any holders of notes, become convertible only into the consideration the holders of notes would have received if they had converted their notes immediately prior to such reclassification, change, consolidation, merger, statutory share exchange, combination, sale or conveyance.

        If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion price (including an adjustment at our option), you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See "Material United States Federal Income Tax Consequences."

        We may from time to time, to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days. In that case, we will give at least 15 days prior notice of such decrease. We may make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

        If we adjust the conversion price pursuant to the above provisions, we will issue a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing the relevant information and make this information available on our web site or through another public medium as we may use at that time.

Repurchase at Option of Holders Upon a Change of Control

Repurchase Upon a Change of Control

        If a change of control occurs, holders may require us to repurchase all of their notes, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000, at a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus any accrued and unpaid interest to, but excluding, the repurchase date.

        At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in our common stock, the common stock of the acquiring company or its parent, or a combination of cash and such common stock, valued at 95% of the average of the closing sales prices of such common stock on the Nasdaq National Market, or the principal national securities exchange on which such common stock is listed, for the five consecutive trading days ending on the third trading day prior to the repurchase date. We may not pay the repurchase price in common stock unless we satisfy certain conditions provided in the indenture.

        A "change of control" will be deemed to have occurred at such time after the original issuance of the notes when any of the following has occurred:

  •
  the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

  •
  the first day on which a majority of the members of our board of directors does not consist of continuing directors; or

  •
  the consolidation or merger of us with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

  (1)
  any transaction:

  •
  that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

  •
  pursuant to which the holders of 50% of more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance; and

    (2)
    any merger primarily for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

However, a change of control will be deemed not to have occurred if:

  •
  the closing sale price per share of our common stock for any five trading days within:

  •
  the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under the first or second bullet point above; or

  •
  the period of 10 consecutive trading days ending immediately before the change of control, in the case of a change of control under the third bullet point above,

equals or exceeds 110% of the conversion price of the notes in effect on each such trading day; or

  •
  at least 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) constituting a change of control consists of shares of common stock traded or to be traded immediately following such change of control on a national securities exchange or the Nasdaq Stock Market and, as a result of the transaction or transactions, the notes become convertible solely into such common stock (and any rights attached thereto).

        Beneficial ownership shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act (except that a person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition). The term "person" includes any syndicate or group which would be deemed to be a "person" under Section 13(d)(3) under the Exchange Act.

        "Continuing directors" means, as of any date of determination, any member of the board of directors of Primus who:

  •
  was a member of the board of directors on the date of this prospectus; or

  •
  was nominated for election or elected to the board of directors with the approval of a majority of the continuing directors who were members of the board of directors at the time of the new director's nomination or election.

        The definition of "change of control" includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our properties and assets. There is no precise, established definition of the phrase "substantially all" under applicable law. In interpreting this phrase, courts, among other things, make a subjective determination as to the portion of assets conveyed, considering many factors, including the value of assets conveyed, the proportion of an entity's income derived from the assets conveyed and the significance of those assets to the ongoing business of the entity. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not a change of control may have occurred and, accordingly, as to whether or not the holders of notes will have the right to require us to repurchase their notes.

Repurchase Right Procedures

        Within 30 days after the occurrence of a change of control, we will be required to give notice to all holders of the occurrence of the change of control and of their resulting repurchase right. The repurchase date will be no later than 30 days after the date we give that notice. The notice will be delivered to the holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to repurchase their notes as described below.

        If holders have the right to cause us to repurchase their notes as described above, we will issue a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing the relevant information and make this information available on our web site or through another public medium as we may use at that time.

        To elect to require us to repurchase notes, each holder must deliver the repurchase notice so that it is received by the paying agent no later than the close of business on the second business day immediately prior to the repurchase date, unless we specify a later date, and must state certain information, including:

  •
  the certificate numbers of the holders' notes to be delivered for repurchase;

  •
  the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple of $1,000; and

  •
  that the notes are to be repurchased by us pursuant to the applicable provision of the indenture.

        A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal must state certain information, including:

  •
  the principal amount of notes being withdrawn;

  •
  the certificate numbers of the notes being withdrawn; and

  •
  the principal amount, if any of the notes that remain subject to the repurchase notice.

        The Exchange Act requires the dissemination of certain information to security holders and that an issuer follow certain procedures if an issuer tender offer occurs, which requirements may apply if the repurchase right summarized above becomes available to holders of the notes. In connection with any offer to require us to repurchase notes as summarized above we will, to the extent applicable:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

  •
  file a Schedule TO or any other required schedule or form under the Exchange Act.

        Our obligation to pay the repurchase price for notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the notes to be paid promptly following the later of the repurchase date or the time of delivery of the notes, together with such endorsements.

        If the paying agent holds money and/or shares of common stock sufficient to pay the repurchase price of the notes for which a repurchase notice has been given on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the notes will cease to be outstanding and interest on the notes will cease to accrue, whether or not the notes are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the notes.

        We may, to the extent permitted by applicable law and the agreements governing any of our other indebtedness at the time outstanding, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any notes so purchased by us shall be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any note surrendered to the trustee for cancellation may not be reissued or resold and will be canceled promptly.

Limitations on Repurchase Rights

        The repurchase rights described above may not necessarily protect holders of the notes if a highly leveraged or another transaction involving us occurs that may adversely affect holders.

        Our ability to repurchase notes upon the occurrence of a change of control is subject to important limitations. The occurrence of a change of control could cause an event of default under, or be prohibited or limited by, the terms of our existing or future debt. Further, we cannot assure you that, in that event, we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. In addition, although the terms of the notes allow us to use common stock to repay the repurchase price, we may not be in a position to do so. Any failure by us to repurchase the notes when required following a change of control would result in an event of default under the indenture. Any such default may, in turn, cause a default under our other indebtedness that may be outstanding at that time. In addition, our ability to repurchase notes may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and other provisions in agreements that may govern our other indebtedness outstanding at the time.

        The change of control repurchase provision of the notes may, in certain circumstances, make more difficult or discourage a takeover of our company. The change of control repurchase feature, however, is not the result of our knowledge of any specific effort by others to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer solicitation or otherwise or by management to adopt a series of antitakeover provisions. Instead, the change of control purchase feature is a standard term contained in convertible securities similar to the notes.

Consolidation, Merger, Etc.

        The indenture provides that we may, without the consent of the holders of any of the notes, consolidate with or merge into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of our properties and assets to another person as long as, among other things:

  •
  the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

  •
  that person assumes all of our obligations under the indenture and the notes; and

  •
  we or such successor is not then or immediately thereafter in default under the indenture and no event which, after notice or lapse of time, would become an event of default under the indenture, shall have occurred and be continuing.

        The occurrence of certain of the foregoing transactions could also constitute a change of control under the indenture.

        The covenant described above includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our properties and assets. There is no precise, established definition of the phrase "substantially all" under applicable law. In interpreting this phrase, courts, among other things, make a subjective determination as to the portion of assets conveyed, considering many factors, including the value of assets conveyed, the proportion of an entity's income derived from the assets conveyed and the significance of those assets to the ongoing business of the entity. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not the restrictions on the sale, lease or disposition of our assets described above apply to a particular transaction.

Events of Default

        Each of the following will constitute an event of default under the indenture:

  (1)
  our failure to pay when due the principal of any of the notes at maturity or upon exercise of a repurchase right or otherwise;

  (2)
  our failure to pay an installment of interest (including additional amounts, if any) on any of the notes for 30 days after the date when due;

  (3)
  our failure to perform or observe any other covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

  (4)
  a default under any indebtedness for money borrowed by us or any of our subsidiaries that is a "significant subsidiary" (as defined in Rule 405 of the Securities Act) the aggregate outstanding principal amount of which is in an amount in excess of $20 million, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the notes then outstanding, which default:

  •
  is caused by a failure to pay principal or interest when due on such indebtedness by the end of the applicable grace period, if any, unless such indebtedness is discharged; or

  •
  results in the acceleration of such indebtedness, unless such acceleration is waived, cured, rescinded, annulled or such indebtedness is discharged; and

  (5)
  certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a significant subsidiary.

        The indenture provides that the trustee will, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults or events of default known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default or event of default in the payment of the principal of or interest on, any of the notes when due or in the payment of any repurchase obligation.

        If an event of default specified in clause (5) above occurs and is continuing with respect to us, then automatically the principal of all the notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (5) above with respect to us (the default not having been cured or waived as provided under "—Modifications and Amendments" below), the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding if all events of default (other than the nonpayment of amounts due solely as a result of such acceleration) have been cured or waived.

        The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

        We will be required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Modifications and Amendments

Changes Requiring Approval of Each Affected Holder

        Except as set forth below and under "—Changes Requiring No Approval," we and the trustee may amend or supplement the indenture or the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. However, the indenture, including the terms and conditions of the notes, will not be able to be modified or amended without the written consent or the affirmative vote of the holder of each note affected by such change to:

  •
  change the maturity of the principal of or the date any installment of interest (including any payment of additional amounts) is due on any note;

  •
  reduce the principal amount or repurchase price of, or interest (including any payment of additional amounts) on, any note;

  •
  change the currency of payment of such note or interest thereon;

  •
  impair the right to institute suit for the enforcement of any payment on or on conversion of any note;

  •
  modify our obligations to maintain an office or agency in New York City;

  •
  except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase rights of holders or the conversion rights of holders of the notes; or

  •
  reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default.

Changes Requiring No Approval

        The indenture, including the terms and conditions of the notes, may be modified or amended by us and the trustee, without the consent of any holders of notes, for the purposes of, among other things:

  •
  adding to our covenants for the benefit of the holders of notes;

  •
  surrendering any right or power conferred upon us;

  •
  providing for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

  •
  providing for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease;

  •
  reducing the conversion price, provided that the reduction will not adversely affect the interests of the holders of notes;

  •
  complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

  •
  curing any ambiguity or correcting or supplementing any defective provision contained in the indenture, provided that such modification or amendment does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of notes in any material respect; or

  •
  adding or modifying any other provisions with respect to matters or questions arising under the indenture that we and the trustee may deem necessary or desirable and that will not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of notes.

No Personal Liability of Directors, Officers, Employees or Stockholders

        None of our directors, officers, employees or stockholders, as such, shall have any liability for any of our obligations under the notes or the indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a note, each noteholder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the notes.

Governing Law

        The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee and the Transfer Agent

        Wachovia Bank, National Association, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. StockTrans Inc. is the transfer agent and registrar for our common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Registration Rights

        Upon the closing of the notes offering, we entered into a registration rights agreement with the initial purchasers for the benefit of the holders of the notes. Pursuant to this agreement, we agreed, at our expense to, among other things, use our reasonable best efforts to keep the shelf registration statement effective until the earliest of:

  •
  two years after the last date of original issuance of any of the notes;

  •
  the date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act; and

  •
  the date when all of the notes and the common stock into which the notes are convertible are registered under the shelf registration statement and disposed of in accordance with the shelf registration statement.

        Each holder who sells securities pursuant to the shelf registration statement generally will be:

  •
  required to be named as a selling stockholder in the related prospectus;

  •
  required to deliver a prospectus to purchasers;

  •
  required to notify us of such sale within five business days after such sale;

  •
  subject to certain of the civil liability provisions under the Securities Act in connection with the holder's sales; and

  •
  bound by the provisions of the registration rights agreement which are applicable to the holder (including certain indemnification rights and obligations).

        We may suspend the holder's use of the prospectus for a reasonable period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 360-day period, if:

  •
  the prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing; and

  •
  we reasonably determine that the disclosure of this material non-public information would have a material adverse effect on us and our subsidiaries taken as a whole.

        However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 45 days to 75 days. Each holder, by its acceptance of a note, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

        If, after the effectiveness target date, the registration statement ceases to be effective or fails to be usable and (1) we do not cure the registration statement within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act or (2) if applicable, we do not terminate the suspension period, described in the preceding paragraph, by the 45th or 75th day, as the case may be, or the suspension periods exceed an aggregate of 90 days in any 360 day period (each, a "registration default"), then in any such case additional amounts will be payable on the notes and the shares of common stock issued upon conversion of the notes that are Registrable Securities, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Additional amounts will be paid semiannually in arrears, with the first semiannual payment due on the first interest payment date, as applicable, following the date on which such additional amounts begin to accrue, and will accrue at a rate per year equal to:

  •
  an additional 0.25% of the principal amount to and including the 90th day following such registration default; and

  •
  an additional 0.50% of the principal amount from and after the 91st day following such registration default.

        In no event will additional amounts accrue at a rate per year exceeding 0.50%. If a holder has converted some or all of its notes into common stock, the holder will be entitled to receive equivalent amounts based on the principal amount of the notes converted.

        If a shelf registration statement covering the resales of the notes and common stock into which the notes are convertible is not effective, these securities generally may not be sold or otherwise transferred except in accordance with exceptions under the Securities Act.

Rule 144A Information

        We will furnish to the holders, beneficial holders and prospective purchasers of the notes and the common stock into which the notes are convertible, upon their request, the information required by Rule 144A(d)(4) under the Securities Act until such time as these securities are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of Primus.

Form, Denomination and Registration

Denomination and Registration

        The notes will be issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

Global Notes; Book-Entry Form

        Except as provided below, the notes will be evidenced by one or more global notes deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC's nominee.

        Record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A holder may hold its interests in a global note directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are direct DTC participants if such holder is not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC's rules and procedures and will be settled in same-day funds. Holders may also beneficially own interests in the global notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC's rules and procedures and will be settled in same-day funds.

        So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. for all purposes will be considered the sole holder of the global notes. Except as provided below, owners of beneficial interests in the global notes:

  •
  will not be entitled to have certificates registered in their names;

  •
  will not receive or be entitled to receive physical delivery of certificates in definitive form; and

  •
  will not be considered holders of the global notes.

        The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global note to transfer the beneficial interest in the global note to such persons may be limited.

        We will wire, through the facilities of the trustee, payments of principal of and interest on the global notes to Cede & Co., the nominee of DTC, as the registered owner of the global notes. None of Primus, the trustee and any paying agent will have any responsibility or be liable for paying amounts due on the global notes to owners of beneficial interests in the global notes.

        It is DTC's current practice, upon receipt of any payment of principal of and interest on the global notes, to credit participants' accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in "street name."

        If you would like to convert your notes into common stock pursuant to the terms of the notes, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

        Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

        Neither Primus nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the notes for which directions have been given.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the initial purchasers of the notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days or an event of default has occurred and is continuing with respect to the notes, we will cause notes to be issued in definitive form in exchange for the global notes. None of Primus, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.

        According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a discussion of the material United States federal income tax consequences of the ownership of the notes and shares of common stock issued upon conversion of the notes ("conversion shares") as of the date hereof. Except where noted, this summary deals only with notes and conversion shares held as capital assets and does not deal with special situations. For example, this summary does not address:

  •
  tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, corporations that accumulate earnings to avoid federal income tax or life insurance companies;

  •
  tax consequences to persons holding notes or conversion shares as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

  •
  tax consequences to holders of notes or conversion shares whose "functional currency" is not the USD;

  •
  AMT consequences, if any; or

  •
  any state, local or foreign tax consequences.

        The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

        If you are considering the purchase of notes, you should consult your own tax advisors concerning the United States federal income tax consequences to you and any consequences arising under the laws of any other taxing jurisdiction.

Consequences to United States Holders

        The following is a summary of the United States federal tax consequences that will apply to you if you are a United States holder of notes or conversion shares.

        The material consequences to "Non-United States Holders" of notes and conversion shares are described under "Consequences to Non-United States Holders" below. "United States Holder" means a beneficial owner of a note that is:

  •
  a citizen or resident of the United States or someone treated as a citizen or resident of the United States for United States federal income tax purposes;

  •
  a corporation (or any entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Payment of Interest

        United States Holders will be required to recognize as ordinary income any interest paid or accrued on the notes in accordance with their regular method of accounting.

        We are obligated to pay additional amounts to holders of the notes and conversion shares that are Registrable Securities as described in "Description of the Notes—Registration Rights." Any payments of additional amounts should be taxable as ordinary income in accordance with the holder's regular method of accounting.

Constructive Dividend

        The conversion price of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Any deemed distributions will be taxable as a dividend, return of capital or capital gain in accordance with the earnings and profits rules under the Code.

        Generally, a reasonable increase in the conversion rate in the event of stock dividends or distributions of rights to subscribe for our common stock will not be a taxable dividend. Certain adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to our stockholders) will not qualify as being pursuant to a bona-fide reasonable formula. If such an adjustment is made, you will be deemed to have received a constructive distribution taxable as a dividend to the extent of our current or accumulated earnings and profits even though you have not received any cash or property as a result of the adjustment. It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of United States federal income tax applicable to certain dividends under recently enacted legislation. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

Sale, Exchange and Retirement of Notes

        Except as provided below under "—Conversion of Notes into Common Shares," you will generally recognize gain or loss upon the sale, exchange, retirement or other disposition of a note equal to the difference between the amount realized (less any accrued interest which will be taxable as such) upon the sale, exchange, retirement or other disposition and your adjusted tax basis in the note. Your tax basis in a note will generally be equal to the amount you paid for the note. Any gain or loss will be capital gain or loss. If you are an individual and have held the note for more than one year, your capital gain may be taxable at a reduced rate. Your ability to deduct capital losses may be limited.

        If, upon a change in control, you require us to repurchase some or all of your notes and we elect to pay the repurchase price in shares of our common stock or in a combination of shares of our common stock and cash, the redemption would likely qualify as a recapitalization for United States federal income tax purposes if the notes qualify as "securities" for those purposes. Whether the notes qualify as "securities" is not free from doubt. Please consult your own tax advisor regarding such determination. If the redemption qualifies as a recapitalization, you would not recognize any income, gain or loss on your receipt of our common stock in exchange for notes (except to the extent of cash received, if any, including cash received in lieu of fractional shares and except to the extent of amounts received attributable to accrued interest, which would be taxable as such). If a combination of cash and stock is received in exchange for your notes, the amount of gain recognized would be equal to the excess of the fair market value of the common stock and cash received over your adjusted tax basis in the note, but in no event should the amount recognized exceed the amount of cash received. If you receive cash in lieu of fractional shares of stock, you would be treated as if you received the fractional share and then had the fractional share redeemed for cash. You would recognize gain or loss equal to the difference between the cash received and that portion of your basis in the stock attributable to the fractional share. Your aggregate basis in the stock would equal your adjusted basis in the note (excluding the portion of the tax basis that is allocable to any fractional share for which cash is paid), reduced by the amount of any cash received (other than cash received in lieu of a fractional share) and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). Your holding period for the stock would include the period during which you held the note. If the redemption does not qualify as a recapitalization, you may recognize income, gain or loss on your receipt of our common stock in exchange for notes.

Conversion of Notes into Common Shares

        You will not recognize gain or loss on the conversion of your notes into conversion shares (except to the extent of cash received in lieu of a fractional conversion share). The amount of gain or loss on the deemed sale of such fractional conversion share will be equal to the difference between the amount of cash you receive in respect of such fractional conversion share and the portion of your tax basis in the note that is allocable to the fractional conversion share. The tax basis of the conversion shares received upon a conversion will equal the adjusted tax basis of the note that was converted, reduced by the portion of the tax basis that is allocable to any fractional conversion share. Your holding period for conversion shares will include the period during which you held the notes.

Dividends

        If, after you exchange a note for our common stock we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of that stock, the distribution will be treated as a dividend to the extent that it is paid from our current or accumulated earnings or profits. If you are a noncorporate United States Holder, including an individual, and provided you hold the common stock for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, such dividend will be taxable to you at a maximum rate of 15% (through December 31, 2008 after which time it will revert to being taxable at ordinary income rates). If the distribution exceeds current or accumulated earnings and profits, the excess will be treated first as a tax-free return of your investment to the extent of your basis in such common stock. Any amounts in excess of such basis will be treated as capital gain. If you are a corporation, you may be able to claim a deduction for a portion of any distribution received that is considered a dividend.

Sale or Other Disposition of Common Stock

        You will generally recognize capital gain or loss on a sale or other disposition of our common stock. Your gain or loss will equal the difference between the proceeds you receive and your adjusted tax basis in the stock. The proceeds received will include the amount of any cash and the fair market value of any other property received for the stock. If you are a noncorporate United States Holder, including an individual, and have held the stock for more than one year, such capital gain will be subject to tax at a maximum rate of 15% (through December 31, 2008, after which time it will revert to a maximum rate of 20%). Your ability to deduct capital losses may be limited.

Information Reporting and Backup Withholding

        In general, information reporting requirements will apply to certain payments of principal and interest paid on the notes and dividends paid on the conversion shares and to the proceeds of sale of a note or conversion share made to you unless you are an exempt recipient (such as a corporation). A 28 percent backup withholding tax will apply to such payments if you fail to provide your taxpayer identification number or certification of foreign or other exempt status or fail to report in full dividend and interest income.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service (the "IRS").

Consequences to Non-United States Holders

        The following is a summary of the United States federal tax consequences that will apply to you if you are a Non-United States Holder of notes or conversion shares. The term "Non-United States Holder" means a beneficial owner of a note that is not a United States Holder.

United States Federal Withholding Tax

        The 30% United States federal withholding tax will not apply to any payment to you of principal or interest on a note provided that:

  •
  interest paid on the note is not effectively connected with your conduct of a trade or business in the United States;

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

  •
  you are not a controlled foreign corporation that is related to us through stock ownership within the meaning of Section 864(d)(4) of the Code;

  •
  you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

  •
  you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an IRS Form W-8BEN (or successor form)) or a financial institution holding the note on your behalf certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.

        If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of a tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

        Any dividends paid to you with respect to the conversion shares (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares issued on conversion (see "—Constructive Dividend" above)) generally will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. In order to be exempt from withholding tax under this exception, you must provide us with a properly executed IRS Form W-8ECI (or successor form) stating that dividends paid on the conversion shares are not subject to withholding tax because the conversion shares are effectively connected with your conduct of a trade or business in the United States. If you are a foreign corporation, any such effectively connected dividends may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        The 30% U.S. federal withholding tax will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of a note or conversion share.

United States Federal Estate Tax

        The United States federal estate tax will not apply to notes owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the rules described above under "—United States Federal Withholding Tax" without regard to the statement requirement described in the last bullet point. However, conversion shares held by you at the time of your death will be included in your gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

United States Federal Income Tax

        If you are engaged in a trade or business in the United States and interest on a note or dividends on a conversion share are effectively connected with the conduct of that trade or business, you (although exempt from the 30% withholding tax) will be subject to United States federal income tax on that interest or dividend on a net income basis in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest and dividends on the conversion shares will be included in earnings and profits.

        Any gain or income realized on the disposition of a note or conversion share generally will not be subject to United States federal income tax unless (1) that gain or income is effectively connected with the conduct of a trade or business in the United States by you, (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met or (3) we are or have been a "United States real property holding corporation" for United States federal income tax purposes.

        We believe that we are not and we do not anticipate becoming a United States real property holding corporation.

Information Reporting and Backup Withholding

        Generally, we must report to the IRS and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to these payments. Copies of the information returns reporting such interest and dividend payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

        In general, you will not be subject to backup withholding with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person and you have given us the statement described above under "—United States Federal Withholding Tax."

        In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note or conversion share within the United States or conducted through certain United States-related financial intermediaries, if the payer receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

        The preceding discussion of certain U.S. federal income tax consequences is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local, and foreign tax consequences of purchasing, holding, and disposing of our notes or common stock, including the consequences of any proposed change in applicable laws.

SELLING SECURITY HOLDERS

        We originally issued and sold the notes to the initial purchasers in transactions exempt from the registration requirements of the Securities Act, and the initial purchasers immediately resold the notes to persons they reasonably believed to be qualified institutional buyers. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock into which the notes are convertible.

        The following table sets forth information known to us as of February 2, 2004, based upon holdings reported by selling holders through questionnaires provided to us on or before February 2, 2004. The table sets forth information with respect to the selling holders and the principal amounts of notes beneficially owned by each selling holder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling holders. The selling holders may offer all, some or none of the notes or common stock into which the notes are convertible. Because the selling holders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or the common stock that will be held by the selling holders upon termination of any sales: the table below assumes that all selling holders will sell all of their notes or common stock, unless otherwise indicated. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which the information was provided regarding their notes and common stock in transactions exempt from the registration requirements of the Securities Act.

Name	Principal Amount of Notes Beneficially Owned and Offered(1)	Common Stock Beneficially Owned Before Offering(2)	Common Stock Offered(2)	Principal Amount of Notes Owned After Completion of Offering	Common Stock Beneficially Owned After Completion of Offering
Wyoming State Treasurer	$740,000	79,370	79,370	-0-	-0-
San Diego City Retirement	675,000	72,398	72,398	-0-	-0-
Arkansas Teachers Retirement	3,380,000	362,529	362,529	-0-	-0-
San Diego County Convertible	1,440,000	154,450	154,450	-0-	-0-
Engineers Joint Pension Fund	315,000	33,785	33,785	-0-	-0-
Wake Forest University	395,000	42,366	42,366	-0-	-0-
Nicholas Applegate Capital Mgmt. Cont. Fund	575,000	61,672	61,672	-0-	-0-
Nicholas Applegate Capital Mgmt. Convert & Income 2	8,750,000	938,499	938,499	-0-	-0-
Innovest Finanzdienstle	1,000,000	107,257	107,257	-0-	-0-
Baptist Health of South Florida	470,000	50,410	50,410	-0-	-0-
LB Series Fund, Inc. High Yield Portfolio	1,400,000	150,159	150,159	-0-	-0-
Lutheran Brotherhood High Yield Fund	1,100,000	117,982	117,982	-0-	-0-

Maystone Continium Master Fund, Ltd.	$3,750,000	402,213	402,213	-0-	-0-
TQA Master Fund Ltd.	506,000	54,272	54,272	-0-	-0-
TQA Master Fund Plus Ltd	710,000	76,152	76,152	-0-	-0-
Zurich Inst. Benchmarks Master Fund Ltd.	74,000	7,937	7,937	-0-	-0-
Lexington Vantage Fund	10,000	1,072	1,072	-0-	-0-
Sphinz Fund	18,000	1,930	1,930	-0-	-0-
Xavex Convertible Arbitrage 7 Fund	120,000	12,870	12,870	-0-	-0-
LDG Limited	62,000	6,649	6,649	-0-	-0-
McMahon Securities Co. L.P.	4,275,000	458,524	458,524	-0-	-0-
UBS Securities LLC	1,500,000	160,885	160,885	-0-	-0-
O'Connor Global Convertible Arbitrage Master Limited LLC	3,500,000	375,399	375,399	-0-	-0-
Morgan Stanley Convertible Securities Trust	500,000	53,628	53,628	-0-	-0-
Amarath LLC	3,300,000	353,948	353,948	-0-	-0-
CNH CA Master Account, L.P.	3,000,000	321,771	321,771	-0-	-0-
Grace Convertible Arbitrage Fund Ltd.	5,500,000	589,913	589,913	-0-	-0-
Advent Convertible Master (Cayman) LP	9,058,000	971,533	971,533	-0-	-0-
HFR Arbitrage Fund	459,000	49,230	49,230	-0-	-0-
Alpha U.S. Sub. Fund 4 LLC	399,000	42,795	42,795	-0-	-0-
Tag Associates	84,000	9,009	9,009	-0-	-0-
Sunrise Partners Limited Partnership	1,370,000	146,942	146,942	-0-	-0-
Wachovia Bank National Association	8,000,000	858,056	858,056	-0-	-0-
Putnam Convertible Income — Growth Trust	5,000,000	536,285	536,285	-0-	-0-

Canyon Value Realization Fund (Cayman), Ltd.	$2,050,000	219,876	219,876	-0-	-0-
Canyon Capital Arbitrage Master Fund, Ltd.	1,500,000	160,885	160,885	-0-	-0-
Canyon Value Realization MAC 18, Ltd. (RMF)	300,000	32,176	32,176	-0-	-0-
Canyon Value Realization Fund, L.P.	750,000	80,442	80,442	-0-	-0-
DBAG London	13,000,000	1,394,341	1,394,341	-0-	-0-
BNP Paribus Equity Strategies, SNC	2,226,000	238,754	238,754	-0-	-0-
Singlehedge U.S. Convertible Arbitrage Fund	610,000	65,427	65,427	-0-	-0-
CooperNeff Convertible Strategies (Cayman) Master Fund, L.P.	2,198,000	235,751	235,751	-0-	-0-
Sturgeon Limited	305,000	32,713	32,713	-0-	-0-
Lyxor Convertible Arbitrage Fund Limited	211,000	22,631	22,631	-0-	-0-
CIBC World Markets	7,100,000	761,524	761,524	-0-	-0-
SG Cowen Securities Convertible Arbitrage	2,000,000	214,514	214,514	-0-	-0-
KBC Financial Products USA Inc.	500,000	53,628	53,628	-0-	-0-
OCM Convertible Trust	1,580,000	169,466	169,466	-0-	-0-
State Employees' Retirement Fund of the State of Delaware	880,000	94,386	94,386	-0-	-0-
Partner Reinsurance Company Ltd.	535,000	57,382	57,382	-0-	-0-
Chrysler Corporation Master Retirement Trust	2,040,000	218,804	218,804	-0-	-0-
Motion Picture Industry Health Plan—Active Member Fund	190,000	20,378	20,378	-0-	-0-
Motion Picture Industry Health Plan—Retiree Member Fund	120,000	12,870	12,870	-0-	-0-

Vanguard Convertible Securities Fund, Inc.	$7,395,000	793,165	793,165	-0-	-0-
Microsoft Corporation	1,440,000	154,450	154,450	-0-	-0-
Qwest Occupational Health Trust	1,950,000	209,151	209,151	-0-	-0-
National Bank of Canada	4,000,000	429,028	429,028	-0-	-0-
The Drake Offshore Master Fund, Ltd.	7,500,000	804,427	804,427	-0-	-0-

(1)
Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling holders provided to us the information regarding their notes and common stock.

(2)
Unless otherwise noted, represents shares of common stock issuable upon conversion of notes. Represents less than 1% of the outstanding common stock. The number of shares of common stock is calculated based on the initial conversion price of $9.3234 per share. All share amounts have been rounded down to the nearest whole share.

        With the exception of Lehman Brothers Inc. and Harris Nesbitt, none of the selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within three years of the date of this prospectus. Lehman Brothers Inc. and Harris Nesbitt were the initial purchasers of the notes described in this prospectus. The selling holders purchased the notes in private transactions on or after September 15, 2003. All of the notes were "restricted securities" under the Securities Act prior to this registration.

        Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

PLAN OF DISTRIBUTION

        The selling holders and their successors, including their transferees, pledgees or donees or their successors, may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The notes and the common stock into which the notes are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

  •
  on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the notes or the common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

  •
  through the writing of options, whether the options are listed on an options exchange or otherwise; or

  •
  through the settlement of short sales.

        In connection with the sale of the notes and the common stock into which the notes are convertible or otherwise, the selling holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or the common stock into which the notes are convertible in the course of hedging the positions they assume. The selling holders may also sell the notes or the common stock into which the notes are convertible short and deliver these securities to close out their short positions, or loan or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell these securities.

        The aggregate proceeds to the selling holders from the sale of the notes or common stock into which the notes are convertible offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

        Our outstanding common stock is listed for trading on the Nasdaq National Market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the notes.

        In order to comply with the securities laws of some states, if applicable, the notes and common stock into which the notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        The selling holders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling holders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act, and the rules thereunder relating to stock manipulation, particularly Regulation M.

        In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling holder may transfer, devise or gift these securities by other means not described in this prospectus.

        To the extent required, the specific notes or common stock to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

        We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling holders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay certain costs and expenses associated with this registration of the notes and the common stock. These expenses include the SEC's filing fees, fees under state securities or "blue sky" laws, printing fees and professional fees (including counsel fees). The selling stockholders will pay all underwriting discounts, commissions, transfer taxes and certain other expenses associated with any sale of the notes and the common stock by them.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by us at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by contacting the SEC and paying a fee for the copying costs. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You also may inspect copies of these materials at the reading room of the library of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Our SEC filings are also available to the public from commercial document retrieval services and at the SEC's web site at "http://www.sec.gov."

        We "incorporate by reference" into this prospectus certain information we file with the SEC, which means that we can disclose important information to you by referring you to another document we filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus but before the end of any offering made under this prospectus:

  •
  our Current Report on Form 8-K, filed with the SEC on January 14, 2004;

  •
  our Current Report on Form 8-K, filed with the SEC on January 7, 2004;

  •
  our Current Report on Form 8-K, filed with the SEC on January 7, 2004;

  •
  our Current Report on Form 8-K, filed with the SEC on November 6, 2003;

  •
  our Current Report on Form 8-K, filed with the SEC on October 22, 2003;

  •
  our Current Report on Form 8-K, filed with the SEC on September 16, 2003;

  •
  our Current Report on Form 8-K, filed with the SEC on September 5, 2003 (the "Form 8-K");

  •
  our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2003, June 30, 2003 and March 31, 2003;

  •
  our Amendment to Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2003, filed with the SEC on December 23, 2003, excluding Exhibit 32 thereunder;

  •
  our Definitive Proxy Statement on Schedule 14A as filed with the SEC on April 30, 2003, excluding the information contained in such proxy statement under the captions "Executive Compensation and Other Information—Ten-Year Option Repricings," "Stock Price Performance Graph," "Compensation Committee Report on Executive Compensation" and "Report of the Audit Committee," which are not incorporated by reference in this prospectus;

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended and superseded by Items 5.B and 7 of the Form 8-K; and

  •
  the information concerning our capital stock and takeover protections contained in Pre-Effective Amendment No. 1 to the Common Stock Resale Registration (through registration statement on Form S-3) as filed with the SEC on December 23, 2003, under the caption "Description of Capital Stock," and any amendment to such registration statement hereafter filed with the SEC for the purpose of updating such information; the remainder of the information contained in such registration statement is not incorporated by reference in this prospectus.

        We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits, unless the exhibits are specifically incorporated by reference into the prospectus. You should direct your requests to: Primus Telecommunications Group, Incorporated, 1700 Old Meadow Road, McLean, VA 22102, Attention: Thomas R. Kloster, Senior Vice President.

        WE HAVE AUTHORIZED NO ONE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE THEREIN. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION.

        THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY NOTES OR SHARES OF COMMON STOCK IN ANY JURISDICTION WHERE IT IS UNLAWFUL. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

FORWARD-LOOKING INFORMATION

        Certain statements included or incorporated by reference into this prospectus and elsewhere concerning Primus constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current expectations, and are not strictly historical statements. Forward-looking statements include, without limitation, statements set forth in this prospectus and elsewhere regarding, among other things:

  •
  our expectations of future growth, revenue, foreign revenue contributions and net income, as well as income from operations, earnings per share, cost reduction efforts, cash flow, network development, Internet services development, traffic development, capital expenditures, selling, general and administrative expenses, goodwill impairment charges, service introductions and cash requirements;

  •
  our financing, refinancing and/or debt repurchase, restructuring or exchange plans or initiatives;

  •
  our liquidity and debt service forecasts;

  •
  assumptions regarding stable currency exchange rates;

  •
  management's plans, goals, expectations, guidance, objectives, strategies, and timing for future operations, acquisitions, product plans and performance;

  •
  the revenue or other impact of our acquisition of the SME customer base of C&W in the United States;

  •
  the impact of matters decribed under "Legal Proceedings" within our SEC filings incorporated by reference herein; and

  •
  management's assessment of market factors.

        Factors and risks, including certain of those described in greater detail herein, that could cause actual results or circumstances to differ materially from those set forth or contemplated in forward-looking statements include, without limitation:

  •
  changes in business conditions;

  •
  fluctuations in the exchange rates of currencies, particularly any strengthening of the United States dollar relative to foreign currencies of the countries where we conduct our foreign operations;

  •
  adverse interest rate developments;

  •
  fluctuations in prevailing trade credit terms or revenues due to the adverse impact of, among other things, further telecommunications carrier bankruptcies or adverse bankruptcy related developments affecting our large carrier customers;

  •
  the possible inability to raise additional capital when needed, or at all;

  •
  the inability to reduce, repurchase, exchange or restructure debt significantly, or in amounts sufficient to conduct regular ongoing operations;

  •
  changes in the telecommunications or Internet industry, including rapid technological changes, regulatory changes in our principal markets and the degree of competitive pressure that we may face;

  •
  adverse tax rulings from applicable taxing authorities;

  •
  digital subscriber line (DSL), Internet and telecommunications competition;

  •
  changes in financial, capital market and economic conditions;

  •
  changes in service offerings or business strategies;

  •
  difficulty in migrating or retaining customers, including former C&W customers associated with our recent acquisition of this customer base, or integrating other assets;

  •
  difficulty in providing voice-over-Internet protocol services;

  •
  changes in the regulatory schemes or requirements and regulatory enforcement in the markets in which we operate;

  •
  restrictions on our ability to follow certain strategies or complete certain transactions as a result of our capital structure or debt covenants;

  •
  risks associated with our limited DSL, Internet and Web hosting experience and expertise;

  •
  entry into developing markets;

  •
  the possible inability to hire and/or retain qualified sales, technical and other personnel, and to manage growth;

  •
  risks associated with international operations;

  •
  dependence on effective information systems;

  •
  dependence on third parties to enable us to expand and manage our global network and operations;

  •
  dependence on the implementation and performance of our global asynchronous transfer mode + Internet protocol communications network;

  •
  adverse outcomes of outstanding litigation matters;

  •
  adverse FCC rulings or fines affecting our operations;

  •
  the potential elimination or limitation of a substantial amount or all of our U.S. or foreign operating loss carryforwards due to significant issuances of equity securities, changes in ownership or other circumstances, which carryforwards would otherwise be available to reduce future taxable income; and

  •
  the outbreak or escalation of hostilities or terrorist acts and adverse geopolitical developments.

        As such, actual results or circumstances may vary materially from such forward-looking statements or expectations. Readers are also cautioned not to place undue reliance on these forward-looking statements which speak only as of the date these statements were made. We are not necessarily obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        You are advised, however, to consult the discussion of risks and uncertainties under "Risk Factors" in this prospectus and under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Short- and Long-Term Liquidity Considerations and Risks" and "Business—Legal Proceedings" in the Form 8-K and in our Form 10-K and Forms 10-Q filed with the SEC. See "Where You Can Find More Information." These are the principal factors that we think could cause our actual results to differ materially from expected results, but other factors could also adversely affect our business and the value of your investment in our securities.

LEGAL MATTERS

        Cooley Godward LLP, Reston, Virginia, will pass upon legal matters for us regarding the validity of the notes and the shares of common stock issuable upon conversion of the notes.

EXPERTS

        The consolidated financial statements and the related financial statement schedule of Primus Telecommunications Group, Incorporated and subsidiaries, incorporated in this prospectus by reference from Primus Telecommunications Group, Incorporated's Current Report on Form 8-K, as filed with the SEC on September 5, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated February 27, 2003 (August 28, 2003 as to the effects of the adoption of Statement of Financial Accounting Standard (SFAS) No. 145 described in Note 2), which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets" and SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, amendment of FASB Statement No. 13, and Technical Corrections," which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the distribution of the notes and common stock being registered. All amounts are estimated, except the SEC Registration Fee, and the Nasdaq National Market Filing Fee:

SEC Registration Fee	$10,679
Accounting Fees	$25,000
Legal Fees and Expenses	$50,000
Printing and Engraving	$10,000
Miscellaneous	$5,000

Total	$100,679

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law (the "DGCL") permits each Delaware business corporation to indemnify its directors, officers, employees and agents against liability for each such person's acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful. Article X of our Amended and Restated By-Laws provides that we, to the full extent permitted by Section 145 of the DGCL, shall indemnify all of our past and present directors and may indemnify all of our past or present employees or other agents. To the extent that a director, officer, employee or agent of ours has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in such Article X, or in defense of any claim, issue or matter therein, he or she shall be indemnified by us against actually and reasonably incurred expenses in connection therewith. Such expenses may be paid by us in advance of the final disposition of the action upon receipt of an undertaking to repay the advance if it is ultimately determined that such person is not entitled to indemnification.

        As permitted by Section 102(b)(7) of the DGCL, Article 11 of our Amended and Restated Certificate of Incorporation provides that no director shall be liable to us for monetary damages for breach of fiduciary duty as a director, except for liability:

  (i)
  for any breach of the director's duty of loyalty to us or our stockholders,

  (ii)
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

  (iii)
  for the unlawful payment of dividends on or redemption of our capital stock; or

  (iv)
  for any transaction from which the director derived an improper personal benefit.

We have obtained a policy insuring us and our directors and officers against certain liabilities, including liabilities under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a)
  Exhibits.

4.1	Indenture dated as of September 15, 2003 between the Registrant and Wachovia Bank, National Association, including therein the forms of the notes. (1)
4.2	Registration Rights Agreement dated as of September 15, 2003 between the Registrant, Lehman Brothers Inc. and Harris Nesbitt Corp. (1)
5.1	Opinion of Cooley Godward LLP. (1)
12.1	Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 filed as part of Registration Statement No. 333-110241).
23.1	Consent of Deloitte & Touche LLP, Independent Auditors. (2)
23.2	Consent of Cooley Godward LLP (included in Exhibit 5.1). (1)
24.1	Power of Attorney (see page II-3). (1)
25.1	Form T-1. Statement of Eligibility under the Trust Indenture Act of Wachovia Bank, National Association. (1)

(1)
Previously filed.
(2)
Filed herewith.

(b)
Financial Statement Schedules

        Consolidated Schedules are omitted because they are not applicable, or because the information is included in the Schedule, Financial Statements or the Notes thereto, which are incorporated by reference from the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and Current Report on Form 8-K filed with the SEC on September 5, 2003.

ITEM 17. UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

        (2)   That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under Subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES AND POWERS OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on February 2, 2004.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
By:	/s/ K. PAUL SINGH K. Paul Singh Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ K. PAUL SINGH K. Paul Singh	Chairman, President, Chief Executive Officer (Principal Executive Officer)	February 2, 2004
/s/ JOHN F. DEPODESTA John F. DePodesta	Executive Vice President, Secretary and Director	February 2, 2004
/s/ NEIL L. HAZARD Neil L. Hazard	Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)	February 2, 2004
/s/ TRACY BOOK LAWSON Tracy Book Lawson	Vice President — Corporate Controller (Principal Accounting Officer)	February 2, 2004
* David Hershberg	Director	February 2, 2004
* Nick Earle	Director	February 2, 2004
* Pradman P. Kaul	Director	February 2, 2004
* John G. Puente	Director	February 2, 2004
* Douglas M. Karp	Director	February 2, 2004
* Paul G. Pizzani	Director	February 2, 2004
*By:	/s/ K. PAUL SINGH K. Paul Singh Attorney in Fact

EXHIBIT INDEX

4.1	Indenture dated as of September 15, 2003 between the Registrant and Wachovia Bank, National Association, including therein the forms of the notes. (1)
4.2	Registration Rights Agreement dated as of September 15, 2003 between the Registrant, Lehman Brothers Inc. and Harris Nesbitt Corp. (1)
5.1	Opinion of Cooley Godward LLP. (1)
12.1	Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 filed as part of Registration Statement No. 333-110241).
23.1	Consent of Deloitte & Touche LLP, Independent Auditors. (2)
23.2	Consent of Cooley Godward LLP (included in Exhibit 5.1). (1)
24.1	Power of Attorney (see page II-3). (1)
25.1	Form T-1. Statement of Eligibility under the Trust Indenture Act of Wachovia Bank, National Association. (1)

(1)
Previously filed.

(2)
Filed herewith.

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TABLE OF CONTENTS
SUMMARY
PRIMUS
SECURITIES TO BE OFFERED
RISK FACTORS
USE OF PROCEEDS
DIVIDEND POLICY
SELECTED FINANCIAL DATA
DESCRIPTION OF THE NOTES
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING INFORMATION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
  ITEM 17. UNDERTAKINGS.
SIGNATURES AND POWERS OF ATTORNEY
EXHIBIT INDEX